Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH

A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 12230 EL CAMINO REAL, SUITE 130 SAN DIEGO, CA 92130 TELEPHONE (858) 720-2150 FACSIMILE (858) 720-2160	ORANGE COUNTY (949) 725-4000 SAN DIEGO (858) 720-2150 SAN FRANCISCO (415) 283-2240 SANTA BARBARA (805) 564-0065 SACRAMENTO (916) 449-2350

May 11, 2009

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

Re: Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

This opinion is furnished to Cell Therapeutics, Inc., a Washington corporation (the “Company”), in connection with the proposed offer and sale by the Company of up to 16,000,000 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), common stock purchase warrants (the “Warrants”) to purchase up to 4,800,000 shares of Common Stock, and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”) pursuant to the Registration Statement on Form S-3 (File No. 333-158272), which was declared effective by the Securities and Exchange Commission (the “Commission”) on April 6, 2009 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the base Prospectus dated April 6, 2009 and the Prospectus Supplement dated May 11, 2009 filed with the Commission.

We have reviewed, among other things, (i) the Securities Purchase Agreement, dated May 11, 2009, between the Company and Iroquois Master Fund Ltd. (the “Purchase Agreement”), (ii) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof, (iii) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, (iv) the form of share certificate for Common Stock, (v) the form of the Warrants, (vi) a Certificate of Existence/Authorization relating to the Company, issued by the Secretary of State of the State of Washington on May 11, 2009, and (vii) the records of the corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. We have made such other factual inquiries as we deemed necessary to render this opinion.

We have assumed that (i) the Registration Statement, and any amendments thereto, will remain effective during the period when the Securities are offered, sold or issued, including upon the exercise of the Warrants and (ii) the Warrants will be issued in the form we have reviewed and will have been signed by a duly authorized signatory.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

1. The Shares, when sold and delivered in accordance with the Purchase Agreement and after receipt of payment therefor, will be validly issued, fully paid and non-assessable.

2. The Warrants, when sold and delivered in accordance with the Purchase Agreement and after receipt of payment therefor, will be validly issued.

3. The Warrant Shares, when issued upon valid exercise of the Warrants in accordance the terms of such Warrants and after receipt of payment therefor, will be validly issued, fully paid and non-assessable.

4. The Warrants have been duly authorized by all necessary corporate action on the part of the Company, executed and delivered by the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

A. As noted, the enforceability of the Warrants is subject to the effect of general principles of equity. As applied to the Warrants, these principles will require the parties thereto to not invoke penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

B. The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue or jurisdiction provisions, waiver of jury trials, and waivers of the benefits of statutory provisions may be limited on public policy grounds.

C. Provisions of the Warrants requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on or shortly after the date hereof for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement filed May 11, 2009 pertaining to this transaction.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Agreement, the Securities or the Registration Statement.

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth

STRADLING YOCCA CARLSON & RAUTH